Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our reports dated (i) October 20, 2006, with respect to the combined financial statements of Fortress Operating Group and (ii) December 15, 2006, with respect to the balance sheet of Fortress Investment Group Holdings LLC, both included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-138514) and related Prospectus of Fortress Investment Group LLC for the registration of its Class A shares.

/s/ Ernst & Young LLP

New York, New York
January 31, 2007